Exhibit 10.17

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), is made this 3rd day of February, 2005 (the “Execution Date”), by and among GREGG INVESTMENT CORPORATION, LLC, a Delaware limited liability company (“Investor”), on behalf of all “Investor’s Indemnitees” as that term is defined in that certain Agreement and Plan of Merger dated October 19, 2004, as amended (the “Merger Agreement”), on the one hand, and JERRY W. THROGMARTIN, an individual residing in the State of Indiana (“Sellers’ Representative”), on behalf of all “Sellers” as that term is defined in the Merger Agreement, on the other hand, and CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as escrow agent (the “Escrow Agent”). Capitalized terms not otherwise defined herein (for example, in Article 3) shall have the meanings set forth in the Merger Agreement.

R E C I T A L S

WHEREAS, pursuant to the Merger Agreement it is contemplated that GIC Corporation (“Merger Sub”), an Indiana corporation and wholly-owned subsidiary of Investor, will merge (the “Merger”) with and into Gregg Appliances, Inc., an Indiana corporation (the “Company”), with the Company continuing as the surviving corporation.

WHEREAS, pursuant to Section 3.05(a) of the Merger Agreement, at the Closing the Company will deposit with the Escrow Agent cash in the amount of $9,400,000 (the “Escrow Deposit”), representing part of the Closing Payment to be paid under the terms of the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, Sellers’ Representative and Investor desire that the Escrow Deposit, and any income thereon, will be held and distributed by the Escrow Agent pursuant to the terms hereof.

WHEREAS, Investor and Sellers’ Representative desire to jointly appoint Citibank, N.A., as escrow agent, to accept the Escrow Deposit and to establish and maintain the Escrow Account (as hereinafter defined) solely upon the terms and conditions set forth in this Escrow Agreement.

WHEREAS, Citibank, N.A., desires to accept such appointment as escrow agent for the Escrow Deposit and to establish and maintain the Escrow Account solely upon the terms and conditions set forth in this Escrow Agreement.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

ESCROW

Section 1.1 Appointment as Escrow Agent. Sellers’ Representative, on behalf of all the Sellers, and Investor, on behalf of all the Investor’s Indemnitees, hereby appoint Citibank, N.A. as escrow agent for the Escrow Deposit and any earnings and income thereon (together with the Escrow Deposit, the “Escrow Property”) and direct Citibank, N.A. to open and maintain a separate account to hold the Escrow Property (the “Escrow Account”) for the benefit of Sellers’ Representative (on behalf of all the Sellers) and Investor (on behalf of all the Investor’s Indemnitees).

Section 1.2 Acceptance of Appointment as Escrow Agent. The Escrow Agent hereby accepts such appointment as escrow agent and agrees to hold and distribute the Escrow Property in accordance with the terms of this Escrow Agreement and agrees to open and maintain the Escrow Account and act as escrow agent for the Escrow Property, in each case upon the terms and conditions set forth in this Escrow Agreement.

Section 1.3 Escrow Deposit; Investment.

(a) Pursuant to Section 3.05(a) of the Merger Agreement, at the Closing the Company will deliver the Escrow Deposit to the Escrow Agent, by wire transfer to an account designated by the Escrow Agent.

(b) Until distribution of all the Escrow Property in accordance with the terms hereof, the Escrow Agent will invest the Escrow Property in Permitted Investments in accordance with written instructions to be provided by Sellers’ Representative. Initially, until otherwise directed in writing, the Escrow Property shall be invested in the following account: Goldman Sachs – FS Government Fund Administrative Class (466). The term “Permitted Investments” means the following investments so long as they have maturities of one year or less: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or by any agency thereof and backed by the full faith and credit of the United States; (b) marketable direct obligations issued or unconditionally guaranteed by any state or political subdivision thereof rated either Aa or higher, or MIG 1 or higher, by Moody’s Investors Service, Inc., or AA or higher, or an equivalent, by Standard & Poor’s Corporation, both of New York, New York, or their successors; (c) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s Investors Service, Inc. or A-1 or higher or an equivalent by Standard & Poor’s Corporation, both of New York, New York, or their successors; any commercial paper rated A1/P1 or better having the best yield or price available at the time the trade is executed. Be advised that due to the potential conflict of interest, Escrow Agent will not purchase any commercial paper of Citigroup or any Citigroup affiliate (collectively “Citigroup Paper”) unless Sellers’ Representative expressly authorizes the Escrow Agent, in writing, to purchase Citigroup Paper (authorization for the purchase of Citigroup Paper must be given by Sellers’ Representative on a transaction by transaction basis); (d) certificates of deposit or time deposits of banks organized under the laws of the United States, having a minimum equity of $500,000,000; and (e) Money market funds having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition, including any fund for which the Escrow Agent or an affiliate of the Escrow Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that (A) the Escrow Agent or an affiliate of the Escrow Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiates at arm’s length) and (B) the Escrow Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement Income earned on the Escrow Deposit shall be considered part of the Escrow Account to be distributed pursuant to the terms hereof.

The Escrow Agent shall have no obligation to invest any Escrow Property on the day of deposit if the Escrow Property is deposited with the Escrow Agent after 11:00 a.m. (New York City time). Instructions to invest or reinvest that are received after 11:00 a.m. (New York City time) will be treated as if received on the following business day in New York.

The Escrow Agent shall have the power to sell or liquidate any investment whenever the Escrow Agent shall determine that such action is necessary or prudent in order to distribute the Escrow Property pursuant to the terms hereof. The Escrow Agent shall have no responsibility for any investment losses resulting from investment, reinvestment or liquidation of any of the Escrow Property. Any interest or other income received on investment or reinvestment of the Escrow Property shall become part of the Escrow Property. If a selection is not made, the Escrow Property shall remain uninvested with no liability for interest thereon. It is agreed and understood that the Escrow Agent may earn fees associated with the investments outlined above provided that such fees are on terms consistent with terms that would result from arms’ length negotiations with a third party. Any investment direction to the Escrow Agent may be executed through an affiliated broker dealer of the Escrow Agent and such broker dealer shall be entitled to its usual and customary fee. Neither Citibank, N.A. nor any of its affiliates assume any duty or liability for monitoring the investment rating of any investment once it has been made. Escrow Agent shall have no liability for any loss arising from or related to any Permitted Investment. For federal, state, local, and foreign income tax purposes, all interest and other income earned by the Escrow Account shall be retained in the Escrow Account, but shall be allocated for tax purposes among the Sellers in accordance with their respective Percentage Interests, and each Seller shall be solely liable for all such taxes on such Seller’s allocable share of the income of the Escrow Account. Sellers’ Representative warrants and represents that he has heretofore furnished to the Escrow Agent the true and correct social security number of each Seller and will upon request by the Escrow Agent provide such other tax-related information and documents pertaining to the Sellers as the Escrow Agent may reasonably request from time to time.

Section 1.4 Notifying the Escrow Agent of Claims, of Disputes of Claims, and of Resolutions of Disputes.

(a) If any Claim is made at any time prior to the Second Escrow Distribution Date, Investor (on behalf of the applicable Investor’s Indemnitees), shall deliver a notice of such claim (a “Notice of Claim”) to the Escrow Agent and Sellers’ Representative and shall include with such notice a copy of such Claim or Claims. A single Notice of Claim can be used to notify the Escrow Agent of more than one Claim. Investor shall indicate in the Notice of Claim whether any of the claimed Losses are liquidated in amount and shall state the amount of any such liquidated Losses. If any Claim relates partly or wholly to Losses that are not yet liquidated, Investor shall include in the Notice of Claim its good faith estimate of the maximum amount which may be payable by the Indemnifying Party pursuant to such Claim, and until the total amount of Losses payable under such Claim shall have been finally determined, such Claim shall, for purposes of determining the related amount to be deducted and held in reserve from any distribution to Sellers’ Representative pursuant to this Escrow Agreement, be deemed to be a Claim for such estimated maximum amount of Losses. If any Claim is partly a No-Minimum-Loss-Requirement Claim and partly a Minimum-Loss-Requirement Claim, Investor shall include its good faith estimates of those respective Loss amounts in the Notice of Claim, and until those respective Loss amounts under such Claim shall have been finally determined, such claim shall, for purposes of determining the related amounts to be deducted and held in reserve from any distribution to Sellers’ Representative pursuant to this Escrow Agreement, be deemed to be separate Claims for such respective estimated Loss amounts. If any Claim is partly a Joint-Liability Claim and partly one or more Separate-Liability Claims, Investor shall include its good faith estimates of those respective Loss amounts in the Notice of Claim, and until those respective Loss amounts under such Claim shall have been finally determined, such Claim shall, for purposes of determining the related amounts to be deducted and held in reserve from any distribution to Sellers’ Representative pursuant to this Escrow Agreement, be deemed to be separate claims for such respective estimated Loss amounts. The Escrow Agent shall have no duty to inquire regarding the existence of any Claims for which the Escrow Agent has not received a Notice of Claim, and shall have no duty to take into account pursuant to this Escrow Agreement any Claims for which the Escrow Agent has not received a Notice of Claim. Investor shall not deliver any Notice of Claim after the Second Escrow Distribution Date, and any Notice of Claim delivered after that date shall be null and void.

(b) If any Notice of Claim delivered by Investor relates to a Claim as to which the applicable Indemnifying Party timely disputes the validity of, or the amount specified in, such Claim, Sellers’ Representative (on behalf of the applicable Indemnifying Party) shall deliver a notice of such dispute (a “Dispute Notice”) to Investor and the Escrow Agent, within twenty (20) Business Days after receipt of such Notice of Claim, stating that Sellers’ Representative (on behalf of the applicable Indemnifying Party) disputes the validity of, or the amount specified in, such Notice of Claim or any portion thereof (a “Disputed Amount”) and setting forth in reasonable detail the reason for such dispute. In any such Dispute Notice, Sellers’ Representative shall state in good faith those portions of the amount or amounts specified in the related Notice of Claim that are not disputed, so as to enable distribution to Investor (on behalf of the applicable Claiming Party) of such undisputed amounts on the terms and conditions contained herein. If Sellers’ Representative does not deliver a Dispute Notice to Investor and the Escrow Agent within such twenty (20) Business Day period, the Claims to which the Notice of Claim relates shall be deemed for purposes of this Escrow Agreement to be accepted and agreed by Sellers’ Representative (on behalf of the applicable Indemnifying Party) and shall not be considered to be Disputed Claims for purposes of this Escrow Agreement. Any Dispute Notice which is delivered after such twenty (20) Business Day period shall be null and void.

(c) The Notice of Claim and the Dispute Notice obligations and deadlines set forth in subsections (a) and (b) of this Section 1.4 are included herein solely for the purpose of determining to whom the Escrow Property is to be distributed and are not intended to supersede or affect the broader rights of any Indemnifying Party or Claiming Party under the Merger Agreement. For example, if a Claiming Party which is one of Investor’s Indemnitees were to provide a Claim Notice under the Merger Agreement but Investor failed to timely deliver a related Notice of Claim to the Escrow Agent and Sellers’ Representative as provided herein, such failure would not affect the Claiming Party’s broader rights as a claimant under the Merger Agreement although such failure would, under the terms hereof, prevent the Claiming Party from having its claim paid from the Escrow Account. Similarly, if an Indemnifying Party which is one of the Sellers were to provide a notice to the related Claiming Party that the Indemnifying Party was disputing such claim but Sellers’ Representative failed to timely deliver a related Dispute Notice to the Escrow Agent and Investor as provided herein, such failure would not affect the Indemnifying Party’s broader rights under the Merger Agreement to dispute such claim although such failure would, under the terms hereof, prevent the Indemnifying Party from stopping the payment of such claim from the Escrow Account.

(d) Prior to receipt by the Escrow Agent of either (1) a notice (a “Resolution Notice”) signed by Investor and Sellers’ Representative with respect to a Disputed Amount specifying the amount, if any, of such Disputed Amount to which Investor (on behalf of the applicable Investor’s Indemnitees) is entitled, or (2) a certified copy of a final order of a court of competent jurisdiction or binding arbitration (each, an “Order”) determining the Claiming Party’s and Indemnifying Party’s rights in relation to the Disputed Amount, which may be delivered by either Investor or Sellers’ Representative (with a copy to the other party), the Escrow Agent shall not distribute to Investor any payment with respect to such Disputed Amount. Promptly upon receipt by the Escrow Agent of a Resolution Notice or Order pertaining to such Disputed Amount, Escrow Agent shall distribute to Investor (on behalf of the applicable Claiming Party) from the Escrow Account any payment to which Investor (on behalf of such Claiming Party) is entitled in accordance with the terms of such Resolution Notice or Order, as the case may be.

(e) Any Notice of Claim shall include a certification by Investor as to all relevant characteristics, amounts and the requested treatment and disposition of any claimed amounts, and the Escrow Agent shall have no responsibility to determine such matters independently.

Section 1.5 Payment of the Working Capital Purchase Price Adjustment from the Escrow Account.

(a) On or after the date on which the Final Working Capital Statement shall be deemed finalized pursuant to Section 2.02(c) of the Merger Agreement (either through acceptance by Sellers’ Representative or by a final determination by the Neutral Accounting Firm), a notice signed by Investor and Sellers’ Representative (“Notice of Final Working Capital Statement”) shall be sent to the Escrow Agent, notifying the Escrow Agent of such final determination.

(b) If the Net Working Capital set forth on the Final Working Capital Statement is equal to or more than the Net Working Capital set forth in the Preliminary Working Capital Statement, then there shall be no payment from the Escrow Account on account of the Working Capital Purchase Price Adjustment.

(c) If the Net Working Capital set forth on the Final Working Capital Statement is less than the Net Working Capital set forth in the Preliminary Working Capital Statement, then the Escrow Agent shall pay to the Company, out of the then-remaining Escrow Property, an amount equal to the amount by which the Net Working Capital set forth in the Preliminary Working Capital Statement exceeds the Net Working Capital set forth on the Final Working Capital Statement. The Escrow Agent shall promptly notify both parties of any payment made by the Escrow Agent to the Company pursuant to this Section 1.5(c).

(d) Any Notice of Final Working Capital Statement shall include a certification by the parties signing such Notice as to the Net Working Capital as set forth on both the Final Working Capital Statement and the Preliminary Working Capital Statement, all relevant characteristics, amounts and the requested treatment and disposition of any claimed amounts, and the Escrow Agent shall have no responsibility to determine such matters independently.

Section 1.6 Payment of Claims from the Escrow Account.

(a) If any Claim is a No-Minimum-Loss-Requirement Claim and is not a Disputed Claim, then the Sellers’ Representative shall — as soon as and to the extent that the Losses to which such claim relates are liquidated in amount — so certify and direct the Escrow Agent in writing to pay to Investor (on behalf of the applicable Investor’s Indemnitees), out of the then-remaining Escrow Property available therefor, an amount equal to such liquidated Losses. If any Claim is a No-Minimum-Loss-Requirement Claim and is a Disputed Claim, then the Escrow Agent, upon receipt of the related Resolution Notice or Order pursuant to Section 1.4(d) hereof, shall without further instruction or authorization pay to Investor (on behalf of the applicable Investor’s Indemnitees), out of the then-remaining Escrow Property available therefor, the amount payable in accordance with such Resolution Notice or Order.

(b) If any Claim is a Minimum-Loss-Requirement Claim (and is not a Disputed Claim), then no payment shall be made with respect thereto unless and until the aggregate amount of all Minimum-Loss-Requirement Claims that are not Disputed Claims exceeds the Minimum Loss amount. Once the Minimum Loss amount is so exceeded, then the Sellers’ Representative — as soon as and to the extent that the Losses to which such claim relates are liquidated in amount — shall so certify and direct the Escrow Agent in writing to pay to Investor (on behalf of the applicable Investor’s Indemnitees), out of the then-remaining Escrow Property available therefor, the amount of such Losses in excess of the Minimum Loss amount. If any Claim is a Minimum-Loss-Requirement Claim and is a Disputed Claim, then the Escrow Agent — as soon as the related Resolution Notice or Order is received pursuant to Section 1.4(d) hereof and the Minimum Loss amount is exceeded by the aggregate amount of all undisputed and resolved Minimum-Loss-Requirement Claims (as shall have been certified in writing to the Escrow Agent by the Sellers’ Representative – shall, as instructed in writing by the Sellers’ Representative pay to Investor (on behalf of the applicable Investor’s Indemnitees), out of the then-remaining Escrow Property available therefor, the amount of such Losses — in excess of the Minimum Loss amount — in accordance with such instruction from the Sellers’ Representative, and such Resolution Notice or Order.

Section 1.7 Distribution on the First Escrow Distribution Date.

(a) The amount, if any, the Escrow Agent shall pay to Sellers’ Representative on the First Escrow Distribution Date shall be determined under this Section 1.7.

(b) If Investor has not theretofore notified the Escrow Agent of any Claims as provided in Section 1.4 hereof, then on the First Escrow Distribution Date the Escrow Agent shall pay to Sellers’ Representative the Pre-claim First Distribution Amount.

(c) If Investor has theretofore notified the Escrow Agent of one or Claims as provided in Section 1.4 hereof, then the amount, if any, to be paid by the Escrow Agent to Sellers’ Representative on the First Escrow Distribution Date shall be determined in accordance with this subsection (c).

(1) If Investor has not theretofore notified the Escrow Agent of one or more Separate-Liability Claims as provided in Section 1.4 hereof, then the Escrow Agent shall pay to Sellers’ Representative on the First Escrow Distribution Date the amount, if any, by which the Pre-claim First Distribution Amount exceeds the Aggregate-Joint-Liability-Potential Indemnity Amount.

(2) If Investor has theretofore notified the Escrow Agent of one or more Separate-Liability Claims as provided in Section 1.4 hereof, then the amount, if any, to be paid by the Escrow Agent to Sellers’ Representative on the First Escrow Distribution Date shall be the sum of all the individual amounts to be paid on the First Escrow Distribution Date in respect of all the individual Sellers. The amount, if any, to be paid on the First Escrow Distribution Date in respect of each individual Seller shall be calculated as follows:

First, the amount of $4,700,000 shall be multiplied by the Seller’s Percentage Interest to determine such Seller’s gross distribution amount (the “Individual-First-Distribution-Gross Amount”). Second, such Seller’s Aggregate-Individual-Separate-Liability Amount shall be deducted from such Seller’s Individual-First-Distribution-Gross Amount as determined in step 1. If the result is negative (if the Seller’s Aggregate-Individual-Separate-Liability Amount exceeds the Seller’s Individual-First-Distribution-Gross Amount), the amount to be paid on the First Escrow Distribution Date in respect of such Seller shall be zero. Any Seller whose Individual-First-Distribution-Gross Amount exceeds such Seller’s Aggregate-Individual-Separate-Liability Amount is hereinafter referred to as an “Additional-Step Seller” because additional steps are necessary to determine the correct distribution amount with respect to such Seller, as set forth below. The amount by which an Additional-Step Seller’s Individual-First-Distribution-Gross Amount exceeds such Seller’s Aggregate-Individual-Separate-Liability Amount is hereinafter referred to as such Seller’s “Individual-First-Distribution-Semi-Net Amount”. Third, for each Additional-Step Seller, such Additional-Step Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment and of any Aggregate-Joint-Liability-Potential Indemnity Amount shall be determined. For this purpose, such Additional Step Seller’s proportionate share of each of those items shall be an amount equal to the product of the amount of such item times a fraction, the numerator of which is such Seller’s Individual-First-Distribution-Semi-Net Amount and the denominator of which is the aggregate of all the Individual-First-Distribution-Semi-Net Amounts of all the Additional-Step Sellers. Fourth,

such Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment and of any Aggregate-Joint-Liability-Potential Indemnity Amount, both determined in the third step, shall be deducted from such Additional-Step Seller’s Individual-First-Distribution-Semi-Net Amount determined in the second step. If the result is negative, the amount to be paid on the First Escrow Distribution Date in respect of such Seller shall be zero. If the result is positive (if such Additional-Step Seller’s Individual-First-Distribution-Semi-Net Amount exceeds the sum of such Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment plus such Seller’s proportionate share of any Aggregate-Joint-Liability-Potential Indemnity Amount), the amount to be paid in the First Escrow Distribution Date in respect of such Seller shall be such positive amount.

(d) Notwithstanding any other provision of this Section 1.7, in connection with all determinations payments to be made hereunder with respect to the First Escrow Distribution Date, the Escrow Agent shall be entitled to receive a joint written certification and instruction signed by Sellers’ Representative and Investor as to all relevant matters, upon which the Escrow Agent may conclusively rely.

Section 1.8 Distribution on the Second Escrow Distribution Date.

(a) On the Second Escrow Distribution Date, the Escrow Agent shall notify Investor and Sellers’ Representative of the balance in the Escrow Account. If on the Second Escrow Distribution Date the Escrow Agent is in possession of any Notices of Claim for which the Escrow Agent has received a Dispute Notice but no related Resolution Notice or Order, or if there are any Disputed Amounts (collectively, “Pending Claims”), the Escrow Agent shall indicate in such notice the amount of each of the Pending Claims, shall identify those Pending Claims that are Separate-Liability Claims, and for each such Separate Liability Claim shall identify the Seller to which such Claim relates. The amount, if any, the Escrow Agent shall pay to Sellers’ Representative on the Second Escrow Distribution Date shall be determined under this Section 1.8.

(b) If Investor has not theretofore notified the Escrow Agent of any Claims as provided in Section 1.4 hereof that remain unpaid by the Escrow Agent as of the Second Escrow Distribution Date, then on the Second Escrow Distribution Date the Escrow Agent shall pay to Sellers’ Representative the Pre-claim Second Distribution Amount.

(c) If Investor has theretofore notified the Escrow Agent of one or more Claims as provided in Section 1.4 hereof that remain unpaid by the Escrow Agent as of the Second Escrow Distribution Date, then the amount, if any, to be paid by the Escrow Agent to Sellers’ Representative on the Second Escrow Distribution Date shall be determined in accordance with this subsection (c).

(1) If Investor has not theretofore notified the Escrow Agent of one or more Separate-Liability Claims as provided in Section 1.4 hereof that remain unpaid by the Escrow Agent as of the Second Escrow Distribution Date, then the Escrow Agent shall pay to Sellers’ Representative on the Second Escrow Distribution Date the amount, if any, by which the Pre-claim Second Distribution Amount exceeds the Aggregate-Joint-Liability-Potential-

Indemnity Amount (excluding therefrom any Joint-Liability Claims to the extent already paid by the Escrow Agent pursuant to Section 1.6 above).

(2) If Investor has theretofore notified the Escrow Agent of one or more Separate-Liability Claims as provided in Section 1.4 hereof that remain unpaid by the Escrow Agent as of the Second Escrow Distribution Date, then the amount, if any, to be paid by the Escrow Agent to Sellers’ Representative on the Second Escrow Distribution Date shall be the sum of all the individual amounts to be paid on the Second Escrow Distribution Date in respect of all the individual Sellers. The amount, if any, to be paid on the Second Escrow Distribution Date in respect of each individual Seller shall be calculated as follows:

First, the remaining balance in the Escrow Account shall be multiplied by the Seller’s Percentage Interest to determine such Seller’s gross distribution amount (the “Individual-Second-Distribution-Gross Amount”). Second, the Seller’s Aggregate-Individual-Separate-Liability Amount (excluding therefrom any Separate-Liability Claims made against such Seller to the extent already paid by the Escrow Agent pursuant to Section 1.6 above) shall be deducted from such Seller’s Individual-Second-Distribution-Gross Amount determined in step 1. If the result is negative (if the Seller’s unpaid Aggregate-Individual-Separate-Liability Amount exceeds the Seller’s Individual-Second-Distribution-Gross Amount), the amount to be paid on the Second Escrow Distribution Date in respect of such Seller shall be zero. Any Seller whose Individual-Second-Distribution-Gross Amount exceeds such Seller’s Aggregate-Individual-Separate-Liability Amount (excluding therefrom any Separate-Liability Claims made against such Seller to the extent already paid by the Escrow Agent pursuant to Section 1.6 above) is hereinafter referred to as a “Second-Distribution-Additional-Step Seller” because additional steps are necessary to determine the correct second distribution amount with respect to such Seller. The amount by which a Second-Distribution-Additional-Step Seller’s Individual-Second-Distribution-Gross Amount exceeds such Seller’s Aggregate-Individual-Separate-Liability Amount (excluding therefrom any Separate-Liability Claims made against such Seller to the extent already paid by the Escrow Agent pursuant to Section 1.6 above) is hereinafter referred to as the Seller’s “Individual-Second-Distribution-Semi-Net Amount”. Third, for each Additional-Step Seller, such Second-Distribution-Additional-Step Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment and of any Aggregate-Joint-Liability-Potential Indemnity Amount (excluding therefrom any Joint-Liability Claims to the extent already paid by the Escrow Agent pursuant to Section 1.6 above) shall be determined. For this purpose, such Second-Distribution-Additional-Step Seller’s proportionate share of each of those items shall be an amount equal to the product of the amount of such item times a fraction, the numerator of which is such Seller’s Individual-Second-Distribution-Semi-Net Amount and the denominator of which is the aggregate of all the Individual-Second-Distribution-Semi-Net Amounts of all the Second-Distribution-Additional-Step Sellers. Fourth, such Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment and of any Aggregate-Joint-Liability-Potential Indemnity Amount (excluding therefrom any Joint-Liability Claims to the extent already paid by the Escrow Agent pursuant to Section 1.6 above), both determined in the third step, shall be deducted from such Second-Distribution-Additional-Step Seller’s Individual-Second-Distribution-Semi-Net Amount determined in the second step. If the result is negative, the amount to be paid on the Second Escrow Distribution Date in respect of such Seller shall be zero. If the result is positive (if such Second-Distribution-Additional-Step Seller’s Individual-Second-Distribution-Semi-Net Amount exceeds the sum of such Seller’s proportionate share of any Working-Capital-Purchase-Price-Adjustment Payment plus such Seller’s proportionate share of any unpaid Aggregate-Joint-Liability-Potential Indemnity Amount), the amount to be paid in the Second Escrow Distribution Date in respect of such Seller shall be such positive amount.

(d) Notwithstanding any other provision of this Section 1.8, in connection with all determinations and payments to be made hereunder with respect to the Second Escrow Distribution Date, the Escrow Agent shall be entitled to receive a joint written certification and instruction signed by Sellers’ Representative and Investor as to all relevant matters, upon which the Escrow Agent may conclusively rely.

ARTICLE 2

ESCROW AGENT

Section 2.1 Rights and Responsibilities of the Escrow Agent.

(a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto, or to which any other such person is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any other party or entity acting on its behalf. Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

(b) The Escrow Agent shall not be liable for any act taken or omitted under this Escrow Agreement if taken or omitted by it in good faith and without gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction. The Escrow Agent shall also be fully protected in relying upon any written notice or demand jointly signed by Investor and Sellers’ Representative or a final order of a court of competent jurisdiction or binding arbitration which it in good faith believes to be genuine. Notwithstanding any other provision of this Escrow Agreement, the Escrow Agent shall not be liable for (i) incidental, punitive, special or consequential damages regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, (iii) for the investment or reinvestment of any Escrow Property held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Property, or any loss of interest incident to any such delays, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct monetary damages. The Escrow Agent shall be under no duty to afford the Escrow Property any greater degree of care than it gives its own similar property. The Escrow Agent is authorized to act, and shall not be liable for acting, in reliance upon any judgment, order, instruction, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof, the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. Escrow Agent may consult with legal counsel of its own choosing as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(c) The Escrow Agent, and any successor escrow agent, may resign at any time as the escrow agent hereunder by giving at least twenty (20) days’ written notice to Investor and Sellers’ Representative. Upon the effective date of such resignation and the transfer of the Escrow Property and related records to a successor escrow agent, the resigning escrow agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as the escrow agent hereunder, except for liability arising in connection with its gross negligence or willful misconduct prior to such resignation and appointment. Upon their receipt of notice of resignation from the escrow agent, Investor and Sellers’ Representative shall use reasonable efforts jointly to designate a successor to the escrow agent. In the event Investor and Sellers’ Representative do not agree upon a successor escrow agent within twenty (20) days after the receipt of such notice, the escrow agent so resigning may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, Investor and Sellers’ Representative shall have the right at any time upon not less than ten (10) days’ written notice to the Escrow Agent to terminate their appointment of the Escrow Agent, or successor escrow agent, as escrow agent.

Upon the effective date of such resignation, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs, and expenses (all as provided for hereunder), or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it. Upon delivery of the Escrow Property to the successor escrow agent or to one of the parties hereto, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(d) Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank, N.A.” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

Section 2.2 Fees and Expenses of Escrow Agent; Indemnification. The Escrow Agent shall (a) be paid a fee for its services under this Escrow Agreement as provided on Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel) actually incurred by the Escrow Agent in connection with its duties under this Escrow Agreement (collectively, the “Escrow Fees”). All Escrow Fees payable to the Escrow Agent shall be borne one half by Investor (on behalf of all Investor’s Indemnitees), on the one hand, and one half by Sellers’ Representative (on behalf of all Sellers), on the other hand. The Investor and Sellers’ Representative agree, jointly and severally, to indemnify the Escrow Agent (and its officers, directors and employees) and hold it and them harmless from any loss, liability, damage, cost or expense arising out of or in connection with this Escrow Agreement or the administration of its duties hereunder, including reasonable attorneys’ fees and disbursements, except to the extent arising from its or their gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction, provided that solely between Sellers’ Representative and Investor, each shall contribute to such indemnity and/or to each other as if such indemnity were several, not joint. This paragraph shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

Section 2.3 Controversies. If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all monies, documents and instruments and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may reasonably require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all monies, documents and instruments held in escrow. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

ARTICLE 3

DEFINITIONS

Except as otherwise indicated in this Escrow Agreement, capitalized terms used in this Escrow Agreement have the meanings indicated in the Merger Agreement. As used in this Escrow Agreement, the following terms have the meanings indicated below:

“Affiliates” means, with respect to the Sellers, their Affiliates (as defined in the Merger Agreement) other than the Company.

“Aggregate-Individual-Separate-Liability Amount” means, with respect to any Seller, the aggregate amount of Separate-Liability Claims made against such Seller.

“Aggregate-Joint-Liability-No-Minimum-Loss-Requirement-Claim Amount” means the aggregate amount of all No-Minimum-Loss-Requirement Claims that are Joint-Liability Claims.

“Aggregate-Joint-Liability-Potential-Indemnity Amount” means the sum of (A) the Aggregate-Minimum-Loss-Requirement-Claim Net Amount and (B) the Aggregate-Joint-Liability-No-Minimum-Loss-Requirement-Claim Amount.

“Aggregate-Minimum-Loss-Requirement-Claim Net Amount” means the amount, if any, by which the aggregate amount of all Minimum-Loss-Requirement Claims exceeds the Minimum Loss amount.

“Aggregate-No-Minimum-Loss-Requirement-Claim Amount” means the aggregate amount of all No-Minimum-Loss-Requirement Claims.

“Claim” means any Direct Claim and any Third-Party-Defense Claim as to which a Notice of Claim has been delivered by Investor pursuant to Section 1.4(a) hereof. If any Investor’s Indemnitee combines a Direct Claim and a Third-Party-Defense Claim in a single notice to any of the Sellers, such notice shall for purposes of this Escrow Agreement be deemed to be two separate notices one of which constitutes a Third-Party-Defense Claim, to the extent that the notice seeks indemnification for Losses arising from or related to a Third Party Claim, and the other of which constitutes a Direct Claim, to the extent that the notice seeks indemnification for Losses not arising from or related to a Third Party Claim.

“Direct Claim” means any written claim notice given by any of Investor’s Indemnitees (as the Claiming Party) (i) to any of the Sellers (as the Indemnifying Party) pursuant to Section 10.05 of the Merger Agreement (relating to claims that are not subject to Section 10.04 of the Merger Agreement because no Third Party Claim is involved) or (ii) to Sellers’ Representative and/or Investor pursuant to Section 8.04 of the Merger Agreement. If any Investor’s Indemnitee combines a Joint-Liability Claim and a Separate-Liability Claim in a single Direct Claim, such Direct Claim shall for purposes of this Escrow Agreement be deemed to be two separate Direct Claims one of which is a Joint-Liability Claim, to the extent that the notice seeks indemnification for Losses for which the Sellers’ liability is joint and several, and the other of which is a Separate-Liability Claim, to the extent that the notice seeks indemnification for Losses for which the Sellers’ liability is not joint and several.

“Disputed Claim” means a Claim as to which a timely Dispute Notice has been delivered by Sellers’ Representative pursuant to Section 1.4(b), but not including any portion of the amount of such Claim which such Dispute Notice indicates is not disputed; provided, however, that a Claim which was a Disputed Claim shall cease to be a Disputed Claim at such time as a Resolution Notice or Order regarding such Claim is delivered to the Escrow Agent as contemplated by Section 1.4(d) hereof.

“First Escrow Distribution Date” means the date which is the later of (A) June 30, 2005 and (B) twenty-one (21) days after audited financial statements for the fiscal year ended March 31, 2005 are made available to Investor.

“Investor’s Indemnitees” means, collectively, the Investor, the Merger Sub (for the period of time from the date of the Merger Agreement through the Effective Time), the Company (from and after the Effective Time) and each of Investor’s, the Merger Sub’s and the Company’s respective affiliates, subsidiaries, shareholders, directors, officers, employees and agents, other than the Sellers and their Affiliates.

“Joint-Liability Claim” means a Direct Claim or Third-Party-Defense Claim that seeks indemnification for Losses for which the Sellers are jointly and severally liable pursuant to Section 10.06(d) of the Merger Agreement.

“Minimum-Loss-Requirement Claim” means a Claim seeking indemnification of Losses that are subject to the Minimum Loss limitation of Section 10.06 of the Merger Agreement. If any Investor’s Indemnitee combines a Minimum-Loss-Requirement Claim and a No-Minimum-Loss-Requirement Claim in a single notice, such notice shall for purposes of this Escrow Agreement be deemed to be two separate Claims one of which is a Minimum-Loss-Requirement Claim, to the extent that the notice seeks indemnification for Losses that are subject to the Minimum Loss limitation of Section 10.06 of the Merger Agreement, and the other of which is a No-Minimum-Loss-Requirement Claim, to the extent that the notice seeks indemnification for Losses that are not subject to the Minimum Loss limitation of Section 10.06 of the Merger Agreement.

“No-Minimum-Loss-Requirement Claim” means a Claim seeking indemnification of Losses that are not subject to the Minimum Loss limitation of Section 10.06 of the Merger Agreement.

“Percentage Interest” means, with respect to each Seller, the percentage derived by dividing such Seller’s pro-rata share amount of the Escrow Deposit, as shown on Exhibit A of the Merger Agreement, by the amount of the Escrow Deposit.

“Pre-claim First Distribution Amount” shall mean, with respect to the First Escrow Distribution Date, (A) the excess, if any, of $4,700,000 over the amount, if any, of the Working Capital Purchase Price Adjustment Payment, or (B) if a Notice of Final Working Capital Statement has not been delivered to the Escrow Agent, the excess, if any, of $4,700,000 over the the amount, if any, that would be payable to the Company under Section 1.5(c) hereof if the Final Working Capital Statement delivered by Investor pursuant to Section 2.02(b) of the Merger Agreement were undisputed. If there is no such excess, the Pre-claim First Distribution Amount shall be zero.

“Pre-claim Second Distribution Amount” shall mean, with respect to the Second Escrow Distribution Date, the excess, if any, of remaining balance in the Escrow Account over the amount of any Working Capital Purchase Price Adjustment Payment that remains unpaid by the Escrow Agent as of the Second Escrow Distribution Date. If there is no such excess, the Pre-claim Second Distribution Amount shall be zero.

“Second Escrow Distribution Date” means the date which is the later of (A) June 30, 2006 or (B) twenty-one (21) days after audited financial statements for the fiscal year ended March 31, 2006 are made available to Investor or (C) the date which is five (5) Business Days after the date on which a Notice of Final Working Capital Statement is delivered to the Escrow Agent.

“Separate-Liability Claim” means a Direct Claim or Third-Party-Defense Claim that seeks indemnification for Losses incurred due to the breach by any Seller of the representations and warranties and/or covenants set forth in Section 4.02 or Section 7.02 of the Merger

Agreement. If any Investor’s Indemnitee combines Separate-Liability Claims against more than one Seller in a single notice, such combined notice shall for purposes of this Escrow Agreement be deemed to be a number of separate notices, one to each such Seller against whom separate liability is asserted, each such separate notice seeking indemnification from such individual Seller for Losses arising from or related to the breach by such individual Seller of the representations and warranties and/or covenants set forth in Section 4.02 or Section 7.02 of the Merger Agreement.

“Third-Party-Defense Claim” means any Claim Notice given by any of Investor’s Indemnitees (as the Claiming Party) (i) to any of the Sellers (as the Indemnifying Party) pursuant to Section 10.04 of the Merger Agreement (relating to Third Party Claims to which a right of indemnification may apply) or (ii) to Sellers’ Representative and/or Investor pursuant to Section 8.04 of the Merger Agreement. To the extent that any Investor’s Indemnitee combines a Joint-and-Several-Liability Claim and a Separate-Liability Claim in a single Third-Party-Defense Claim, such Third-Party-Defense Claim shall for purposes of this Escrow Agreement be deemed to be two separate Third-Party-Defense Claims one of which is a Joint-and-Several-Liability Claim, to the extent that the notice seeks indemnification for Losses for which the Sellers’ liability is joint and several pursuant to the Merger Agreement, and the other of which is a Separate-Liability Claim, to the extent that the notice seeks indemnification for Losses for which the Sellers’ liability is not joint and several pursuant to the Merger Agreement.

“Working Capital Purchase Price Adjustment Payment” means the amount paid or payable pursuant to Section 1.5(c) hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Notices. All notices, requests, demands and other communications under this Escrow Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

if to Investor:

Gregg Investment Corporation, LLC

c/o Freeman Spogli & Co.

599 Lexington Avenue

18th Floor New York,

New York 10022

Telephone: (212) 758-7199

Facsimile: (212) 758-7499

Attention: John Roth and Ben Geiger

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, 44th Floor

Los Angeles, California 90071

Telephone: (213) 229-8510

Facsimile: (213) 680-6499

Attention: Richard J. Welch, Esq.

if to Sellers’ Representative:

Jerry W. Throgmartin

4151 East 96th Street

Indianapolis, Indiana 46240

Telephone: (317) 848-8649

Facsimile No.: (317) 848-8768

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0002

Telephone: (317) 236-2394

Facsimile No.: (317) 592-4675

Attention: Steven K. Humke

if to the Escrow Agent:

Citibank, N.A.

Agency & Trust Escrow Group

388 Greenwich Street, 14th Floor

New York, NY 10013

Telephone: (212) 816-5621

Facsimile: (212) 657-2762

Attention: Barbara Bennett

With a copy (which shall not

constitute notice) to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Telephone: (617) 345-1130

Facsimile: (866) 244-1529

Attention: Ripley Hastings, Esq.

Section 4.2 Assignment. This Escrow Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Escrow Agreement. Except as otherwise expressly provided herein, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties.

Section 4.3 Amendment. This Escrow Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Escrow Agreement.

Section 4.4 Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Escrow Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Escrow Agreement.

Section 4.5 Construction. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Investor and the Sellers’ Representative (on behalf of the Sellers) hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto shall be brought in, courts located within the City and State of New York. Each of the Investor and the Sellers’ Representative (on behalf of the Sellers) hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any such person may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said opinion is final and non-appealable. The Escrow Agent shall act on such court order and legal opinions without further question. The headings in this Escrow Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Escrow Agreement. Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Escrow Agreement.

Section 4.6 No Third Parties Benefited. Except as otherwise expressly provided herein, nothing expressed or implied in this Escrow Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Investor, Sellers’ Representative and the Escrow Agent any rights or action under, or by reason of, this Escrow Agreement.

Section 4.7 Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. Transmission of a signed original by telecopy shall be deemed to constitute delivery of such signed original.

Section 4.8 Automatic Succession. Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer substantially all of its corporate trust business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding. Following such succession, all references herein to the Escrow Agent shall be references to such successor.

Section 4.9 Termination. This Escrow Agreement shall terminate at the earlier to occur of (i) the time of the distribution of the remaining Escrow Property in its entirety by the Escrow Agent in accordance with Sections 1.5 through 1.8, inclusive, hereof, and (ii) the Escrow Agent’s receipt of a notice signed by Investor and Sellers’ Representative notifying the Escrow Agent that this Escrow Agreement has been terminated and instructing the Escrow Agent to distribute the funds on deposit in the Escrow Account to a party or parties using the wire transfer instructions provided therein.

Section 4.10 Single Purpose Escrow. This Escrow Agreement is entered into, and the Escrow Property is held by the Escrow Agent hereunder, solely for the purpose of securing the rights of the parties under the Merger Agreement. Investor and Sellers’ Representative agree that no claim can be validly made with respect to the Escrow Account or otherwise against the Escrow Agent by any creditor of Investor (or any creditor of any of Investor’s Indemnitees) or any creditor of Sellers’ Representative (or any creditor of any of the Sellers) with respect to any portion of the Escrow Account prior to the time that such portion is to be distributed by the Escrow Agent pursuant to the terms hereof, and only then to the extent of the related debtor’s direct beneficial interest therein.

Section 4.11 Severability. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Escrow Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 4.12 Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

Section 4.13 Representations & Warranties. Each of Investor, Sellers’ Representative, and the Escrow Agent hereby represents and warrants that (i) this Escrow Agreement has been duly authorized, executed and delivered on its behalf by a person thereunto duly and validly authorized and constitutes its legal, valid and binding obligation, and (ii) the execution and delivery of, and the performance of its obligations under, this Escrow Agreement do not violate any law or regulation applicable to it.

Section 4.14 Wire Transfer Instructions. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable party, and the Escrow Agent may rely upon any confirmations so obtained. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 60 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law.

Section 4.15 Taxation. The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Investor shall pay or reimburse the Escrow Agent for any transfer taxes or other taxes relating to or incurred in connection with the Escrow Property, and Sellers’ Representative and Investor shall jointly and severally indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Property shall be subject to withholding regulations then in force with respect to United States federal taxation. Investor and Sellers’ Representative will provide the Escrow Agent with the appropriate Forms W 9 for tax identification number certifications, or Forms W 8 for non resident alien certifications. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Escrow Property. This paragraph shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the day and year first above written.

INVESTOR

GREGG INVESTMENT CORPORATION, LLC
By:	FS EQUITY PARTNERS V, L.P., a Delaware limited partnership
	By:	FS Capital Partners, LLC
	Its:	General Partner

	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

SELLERS’ REPRESENTATIVE

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

ESCROW AGENT

CITIBANK, N.A.

By:	/s/ Barbara E. Bennett
	Name:	Barbara E. Bennett
	Title:	Assistant Vice President